Exhibit 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)




                          Nine Months
                             Ended                                    Year Ended December 31,
                         September 30,          --------------------------------------------------------------
                             2001                   2000          1999           1998         1997        1996
                         -------------          --------      --------       --------     --------    --------

Earnings:
--------
 Income before income
  taxes and changes in
  accounting principles      $   4,378          $  3,399      $  3,819       $  5,198     $  6,055    $  4,596

 Fixed charges                     264               489           386            320          300         324

 Adjustments:
  Capitalized
   interest, net                    (6)              (11)          (18)           (17)         (17)         (7)

  Equity income or loss,
   net of dividends                (83)              380           292             31         (108)        (89)
                             ---------          --------      --------       --------     --------    --------

 Adjusted earnings           $   4,553          $  4,257      $  4,479       $  5,532     $  6,230    $  4,824
                             =========          ========      ========       ========     ========    ========


Fixed Charges:
-------------
 Gross interest
  incurred                   $     240          $    458      $    355       $    294     $    275    $    293

 Interest portion of
  rent expense                      24                31            31             26           25          31
                             ---------          --------      --------       --------     --------    --------

 Total fixed charges         $     264          $    489      $    386       $    320     $    300    $    324
                             =========          ========      ========       ========     ========    ========

 Ratios of earnings
  to fixed charges                17.2               8.7          11.6           17.3         20.8        14.9
                             =========          ========      ========       ========     ========    ========


   At September 30, 2001, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $389 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.